Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

For Office Use Only

Profit Corporation
Articles of Amendment

1. Corporation name:

Life Clips, Inc.

2. Article(s) 5 is amended as follows:

Article V has been replaced in its entirety by Annex I attached hereto.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 12/05/2015
(Date – mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

Received
– 4 2016
Secretary of State
Wyoming

OR

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

For Office Use Only

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

These Articles of Amendment were duly adopted by the Board of Directors of the Corporation, and the shareholders holding a majority of the voting power of the issued and outstanding capital stock of the Corporation, in the manner required by this act and by the Articles of Incorporation of the Corporation.

Signature: [signature]

Date: 12/15/2015
(mm/dd/yyyy)

Print Name: Robert Gruder

Title: Chief Executive Officer

Contact Person: Robert Gruder

Daytime Phone Number: (800) 292-8991

Email: bgruder@lifeclips.com

Checklist

- ✔ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ✔ The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- ✔ Please submit one **originally signed** document and one exact photocopy of the filing.

ANNEX I

ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF
LIFE CLIPS, INC.

ARTICLE 5 of the Articles of Incorporation of the Corporation shall be deleted in its entirety and replaced with the following:

"(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Three Hundred Twenty Million (320,000,000). Three Hundred Million (300,000,000) shares shall be Common Stock, each share with a par value of $0.001, and Twenty Million (20,000,000) shares shall be Preferred Stock, each share with a par value of $0.001.

(B) Forward Stock Split. Effective upon the "Effective Time" (as defined below), all issued and outstanding shares of Common Stock (the "Existing Common Stock") of the Corporation shall be, and hereby are, automatically reclassified as follows: Each one (1) share of Existing Common Stock shall automatically be reclassified, changed, and converted into (the "Forward Stock Split") eleven (11) validly issued, fully paid, and non-assessable shares of Common Stock, par value $0.001 per share (the "New Common Stock"). The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Time, certificates representing shares of Existing Common Stock shall be cancelled and shall represent only the right of the holders thereof to receive New Common Stock. From and after the Effective Time, the term New Common Stock as used in this Article 5 shall mean Common Stock as provided in these Articles of Amendment to the Articles of Incorporation, including the par value therefore. The "Effective Time" shall be the first date permitted or determined by the Financial Industry Regulatory Authority (FINRA) as the effective date of such Forward Stock Split, subject to the prior filing and recording of these Articles of Amendment to the Articles of Incorporation in the office of Secretary of State of the State of Wyoming."

(C) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by these Articles of Amendment to the Articles of Incorporation may be issued from time to time in series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which may be granted to the Preferred Stock or series thereof in certificates of determination

or this Corporation's Articles of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The board of directors of this Corporation is expressly granted authority, without shareholder approval, and within the limits of the Wyoming Business Corporations Act, to take all of the foregoing action.

(D) Other Designations. The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the Board of Directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's Bylaws or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the Board of Directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.